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                                                                       EXHIBIT J


                          Independent Auditors' Consent


To the Shareholders and Board of Directors of First Eagle SoGen Variable Funds, Inc.:

We consent to the incorporation by reference, in the Statement of Additional Information, of our report dated February 21, 2002, on the statements of assets and liabilities for the First Eagle SoGen Overseas Variable Fund, a portfolio of First Eagle SoGen Variable Funds, Inc. ("the Fund") as of December 31, 2001, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended and the financial highlights for each of the four years in the period then ended and for the period from February 3, 1997 (commencement of operations) to December 31, 1997. These financial statements and financial highlights and our reports thereon are included in the Annual Report of the Fund as filed on Form N-30D.

We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" and "Financial Statements" in the Statement of Additional Information.


                                                      KPMG LLP


New York, New York
April 10, 2002